ATTACHMENT ONE


                      Attachment for Item 77K of Form N-SAR
                   Changes in Registrant's Certifying Account


     On June 13, 2003, PricewaterhouseCoopers LLP ("PwC") resigned as the independent accountants for the Chase Growth Fund (the "Fund"), a series of Advisors Series Trust. (the "Company"). On June 13, 2003, the Company retained Tait Weller & Baker CPA's, LLP ("Tait") as the independent accountants for the Funds. The retention of Tait as the independent accountants of the Fund has been approved by the Company's Audit Committee and Board of Trustees.

     The reports of PwC on the financial statements of the Fund for the past four fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles

     In connection with its audits for the four most recent fiscal years and through June 13, 2003, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years. However, PwC issued an internal control report dated November 23, 2001, for inclusion in the Fund's Form N-SAR as of and for the period ending September 30, 2001, identifying certain matters involving control procedures and their operation that, as more fully described in such report, were considered to be material weaknesses. As stated in such internal control report, the weaknesses identified did not affect PwC's report on the fund's financial statements as of and for the period ending September 30, 2003.

     A letter from PwC follows as Attachment Two.




November 28, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statement made by the Chase Growth Fund a series of Advisors Series Trust. (copy attached) which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR. We agree with the statements concerning our firm contained therein.


Very truly yours,



/s/PricewaterhouseCoopers LLP
-----------------------------

PricewaterhouseCoopers LLP



cc:  Mr. Douglas Hess
       Treasurer, Advisors Series Trust.